Exhibit 99-b

BLS Investor News

                    BellSouth Reports First Quarter Earnings

    o    636,000 long distance customer net additions
    o    156,000 DSL customer net additions
    o    554,000 Cingular Wireless customer net additions


ATLANTA - BellSouth Corporation (NYSE: BLS) announced first quarter 2004 earnings per share (EPS) from continuing operations of 63 cents, including special items totaling 15 cents (see Special Items pg. 3). This compared to 46 cents in the first quarter of 2003, including special items totaling 4 cents (see Special Items pg. 3).

For the first quarter, consolidated revenues from continuing operations were $5.0 billion, 0.8 percent lower than the same quarter of the previous year. Income from continuing operations was $1.2 billion compared to $850 million in the same quarter a year ago.

Operating free cash flow from continuing operations (defined as cash flow from operations less capital expenditures) totaled $1.1 billion. Capital expenditures for continuing operations in the first quarter of 2004 were $635 million compared to $588 million in 2003.

In accordance with Generally Accepted Accounting Principles (GAAP), BellSouth's reported consolidated revenues and consolidated operating expenses from continuing operations do not include the company's 40 percent share of Cingular Wireless.

Normalized results from continuing operations include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Normalized EPS was 48 cents in the first quarter of 2004 compared to 50 cents in the same quarter a year ago. Normalized revenues were $6.6 billion, an increase of 2.0 percent versus the first quarter of 2003. Normalized net income was $888 million, compared to $924 million in the same quarter a year ago.

Communications Group

Growth in revenues from long distance and DSL offset access line declines holding Communications Group revenues flat at $4.6 billion compared to 2003. Operating margin for the quarter was 25.6 percent compared 26.3 percent for the full year in 2003.

BellSouth added 636,000 long distance customers during the first quarter of 2004, for a total of 4.6 million and almost 35 percent penetration of its mass-market customers by quarter-end. This progress was driven by Unlimited long distance plans and new flat rate calling plans.

BellSouth added 156,000 net DSL customers for a total of 1.6 million at quarter-end. Led by DSL, data revenues were $1.1 billion, up slightly compared to the same quarter of 2003.

Total access lines of 22.1 million at March 31 declined 3.6 percent compared to a year earlier. Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) increased by 301,000 in the first quarter.

Domestic Wireless / Cingular

Cingular Wireless continued strong customer growth with 554,000 net cellular/PCS customers in the first quarter.

BellSouth's share of Cingular's revenues was $1.6 billion, a gain of 8.4 percent compared to the same quarter a year ago. Segment operating income was $224 million for the quarter compared to $286 million in 2003. First quarter operating margin was 14.2 percent compared to 19.7 percent in the first quarter of 2003 and a 580 basis point improvement over the fourth quarter of 2003.

Cingular is moving towards completing the deployment of its nationwide network of next-generation GSM/GPRS technology. By the end of the first quarter of 2004, the company's GSM/GPRS network covered 94 percent of the company's operational POPs, and Cingular expects to achieve 100 percent network coverage by July 2004. At the end of the first quarter, over 53 percent of Cingular's handsets were GSM capable and approximately 66 percent of Cingular's total minutes are carried on its GSM network.

When Cingular's pending acquisition of AT&T Wireless is complete, Cingular will become the nation's leading wireless carrier providing a strong platform for growth to BellSouth. The assets that Cingular and AT&T Wireless will bring together have an outstanding strategic fit and the new Cingular will be capable of delivering a new level of world-class service, products and features to wireless customers with better service quality, broader coverage, more data services, and more choices.

Advertising & Publishing

Advertising & Publishing revenues were $482 million in the first quarter of 2004, a decrease of 3.2 percent compared to the same quarter a year ago, resulting from the lingering effects of a slow economy in 2003 and continued competition. Operating margins for the first quarter of 2004 improved slightly over the first quarter of 2003 driven by improvements in uncollectibles expense. Segment net income was $147 million compared to $149 million in the first quarter of 2003.

Discontinued Operations: Latin America Group

On March 8, 2004, BellSouth announced that it had signed a definitive agreement with Telefonica Moviles, the wireless affiliate of Telefonica, S.A., to sell BellSouth's interests in its 10 Latin American operations. The transaction is expected to close in stages as closing conditions are met with the final closing expected to occur in the second half of 2004.

Following generally accepted accounting principles (GAAP); the company's financial statements reflect results for the Latin American segment in the line item titled Discontinued Operations.

In the first quarter of 2004, BellSouth reported income from discontinued operations of 24 cents per share compared to 3 cents per share in 2003. Income from discontinued operations was $449 million and includes an $11 million gain from foreign currency and a one-time tax benefit of $424 million.

The BellSouth Latin American operations added 954,000 customers in the first quarter of 2004 for a total of 10.6 million customers served at the quarter-end. Latin American operations produced $677 million in revenue for the first quarter of 2004.

2003 Accounting Changes

In the first quarter of 2003, BellSouth adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations." The adoption of SFAS 143 resulted in a one-time increase in net income of $816 million (44 cents per share). BellSouth also changed the method for recognizing revenues and expenses in its directory publishing business from the issue basis method to the deferral method. The change resulted in a one-time decrease to net income of $501 million, or 27 cents per share, in the first quarter of 2003. Together, these changes result in a gain of 17 cents to 2003 earnings per share.

Special Items

--------------------------------------------------------------------------------
Normalized Earnings Summary and
Reconciliation to Reported Results                       1Q04     1Q03   % chg
--------------------------------------------------------------------------------

EPS - Reported Diluted - Net Income                      $0.87   $0.66    31.8%
       Changes in accounting                                      0.17
       Discontinued Operations                           (0.24)  (0.03)
EPS - Reported Diluted - from continuing operations      $0.63   $0.46    37.0%
       Pension Settlement / Severance Costs                       0.04
       Sale of Denmark operations                        (0.16)
       SC Regulatory  Settlement                          0.02
--------------------------------------------------------------------------------

Diluted EPS - Normalized from continuing operations (1)  $0.48   $0.50    (4.0%)
--------------------------------------------------------------------------------
(1) Diluted EPS- Normalized from continuing operations may not sum due to rounding


Changes in Accounting - See "2003 Accounting Changes" above.

Discontinued Operations - See "Discontinued Operations: Latin America" above.

Pension Settlement / Severance Costs - Costs associated with workforce reductions in 2002 and 2003.

Sale of Denmark operations - Gain on sale of Sonofon, Denmark operations.

SC Regulatory Settlement -In April 2004, BellSouth entered into a settlement agreement with the South Carolina Consumer Advocate with respect to previously disclosed litigation (See 2003 10K). The settlement requires among other things, that BellSouth refund $50 million to its South Carolina customers. The refund was recorded in the first quarter 2004 as a reduction to revenue.


Communications Group


Total Communications Group revenues were flat compared to first quarter 2003 with both voice and data revenue increasing 0.2 percent. Voice and Data revenue growth was driven by increased sales of interLATA long distance and DSL high-speed Internet access subscribers. Long distance and DSL revenue growth offset revenue declines from continued retail access line market share loss and technology substitution.

Revenues from the Consumer unit, which accounts for about 43 percent of Communications Group revenues, grew 0.6 percent relative to the first quarter of 2003. Revenue growth was driven by interLATA long distance and DSL, and offset by the revenue associated with the loss of 8.3 percent of retail residential access lines. Consumer ARPU rose 7.6 percent over the same quarter of the prior year to $53.68. Consumer reacquired about one out of every two competitive disconnects during the first quarter.

[Graphic inserted here
Consumer ARPU
Monthly Average
1Q03 - $49.93
2Q03 - $51.23
3Q03 - $53.35
4Q03 - $53.20
1Q04 - $53.68
Shading indicates break-out between Core Local and LD/Internet.]

Small business revenue grew 4.8 percent, driven by a strong customer reacquisition program, increased penetration of long distance and DSL, and growth in packages. In the first quarter, BellSouth's small business unit reacquired about 2 of every 3 competitive disconnects. Small business access lines grew by nearly 2,000 in the first quarter, sequentially. The growth in the first quarter was a marked improvement from 2002 and 2003 when access line declines averaged 39,000 per quarter in 2002 and 12,000 per quarter in 2003.

BellSouth's large business unit saw flat revenue growth in the quarter. In the first quarter, revenue growth from complex long distance revenues was offset by revenue declines from access line loss and continued pricing pressures. Wholesale revenue declined 1.5 percent compared to the first quarter of 2003 driven primarily by a decrease in switched access revenues and pricing pressure on hicap circuits offset by increasing UNE-P revenue.

[Graphic inserted here
Retail Business Revenue Improvements
2003 growth Small Business:  2.8%
1Q04 growth Small Business:  4.8%
2003 growth Large Business:  -4.2%
1Q04 growth Large Business:  0.0%]

In keeping with FCC Chairman Powell's call for a transition period for UNE-P rates, BellSouth recently announced it is offering its wholesale customers long-term negotiated agreements for access to the BellSouth network. The proposal is for a 42-month transition with a net increase of zero for mass-market customers during the remainder of 2004 and modest increases phased in beginning January 1, 2005. The offer, if accepted, will ensure stable pricing and offer a smooth transition for wholesale customers from existing agreements to commercially reasonable and competitive rates - providing a stable planning horizon to wholesale customers. The offer is available until May 1, 2004.

Packages

BellSouth AnswersSM is the company's signature communications package. The package combines, on one bill, local calling plans with long distance, Internet and -- benefiting from BellSouth's ownership in Cingular -- wireless services. In early April, BellSouth began adding DIRECTV digital satellite television service to the BellSouth Answers bundles through our web channel. This summer, we will broadly roll out DIRECTV, selling the new service through our call centers. The addition of video, makes BellSouth Answers the most comprehensive bundle in the marketplace today.

Customers receive discounts on the additional services, ranging from $5 to $10, by purchasing Complete Choice and unlimited long distance. Customers who purchase Complete Choice (about a $15 buy up) will receive a $5 discount on additional services purchased. Customers who add unlimited long distance to Complete Choice (about a $20 buy up) will receive a $10 discount on additional services purchased.

BellSouth Answers customers totaled 3.4 million in the first quarter of 2004, a 27.9 percent penetration of our retail primary line residence base. Over 1.3 million of these customers subscribe to BellSouth(R) Unlimited AnswersSM packages which allow these customers to call anywhere in the US anytime for a flat monthly fee. In addition, BellSouth added about 65,000 Complete Choice packages in the first quarter, as customers bought up to receive the value-based BellSouth Answers packages.

Over 75 percent of BellSouth Answers customers have long distance in their package and over 40 percent have either FastAccess DSL or dial-up Internet service. The number of BellSouth Answers customers increasing their affiliate services - such as long distance, wireless, DSL or dial-up Internet - increased over 30 percent sequentially - and totals nearly one-quarter of all BellSouth Answers customers. Increasing the number of services in a customer's bundle helps reduce competitive churn of high-value customers. In addition, these customers have an ARPU of over $63, over 50 percent higher than non-Answers customers.

[Graphic inserted here
BellSouth Answers Customers
In thousands
1Q03 - 1,601
2Q03 - 2,145
3Q03 - 2,654
4Q03 - 3,011
1Q04 - 3,408]

Long Distance

BellSouth`s long distance growth was strong in the first quarter, adding 636,000 customers - a 22.3 percent sequential growth rate in customer additions. InterLATA revenues grew 15 percent sequentially to $260 million. At the end of the first quarter, BellSouth had 4.6 million long distance customers - a 16.1 percent sequential growth rate in the base of customers. The penetration rate was 33.9 percent of primary residential access lines and 43.6 percent of BellSouth's mass-market small business accounts. Total mass-market penetration was 34.7 percent. BellSouth's unlimited long distance offer continues to be a primary driver of growth since its introduction a year ago.

                           LONG DISTANCE PENETRATION

States     # Quarters     Consumer         Business      Total Mass
           Competing     Penetration     Penetration        Market
                                                         Penetration

GA/LA          8            38.6%           47.5%           39.4%

AL/KY/         6            34.9%           44.4%           35.7%
MS/NC/
SC

FL/TN          5            30.0%           40.2%           30.8%

Total                       33.9%           43.6%           34.7%

Overall, Unlimited is the company's most popular consumer long distance plan with about one-third of the long distance consumer base - over 1.3 million customers - on the Unlimited plan. Continued success of BellSouth's Unlimited plan drove total mass-market long distance ARPU - now in a range of $15 to $17. Another driver of long distance growth is the Dollar plans. Introduced in late fourth quarter 2003, these plans are targeted towards lower usage customers. The plans have a $1 monthly recurring charge with a $0.10 per minute price. Almost 20 percent of first quarter gross adds chose a Dollar plan.

BellSouth signed over 1,200 contracts for LD services in the complex business segment during the quarter. Cumulatively, the company has signed over 8,500 complex business contracts with a total contract value of over $750 million. The majority of the revenue comes from customers who spend over $100,000 annually on long distance. BellSouth provides combined voice and data services, including Frame Relay, ATM and Private Line with speeds up to OC-192 to customers in the small and large business segments.

During the first quarter of 2004, BellSouth announced it has been selected to provide long distance services to AirTran Airways. By choosing BellSouth, AirTran will be able to expand its data network services every step of the way, from flight scheduling to passenger check-in. In addition, by consolidating its communications services with one provider, the airline can also operate more cost effectively by routing voice traffic over its frame relay network and implementing a four-digit dial system for faster communications between airports.

[Graphic inserted here
Long Distance Customers
In thousands
1Q03 - 1,930
2Q03 - 2,786
3Q03 - 3,440
4Q03 - 3,960
1Q04 - 4,596]

Voice Revenue Details

Voice revenues increased 0.2 percent in the quarter, driven primarily by growth in interLATA long distance offset by revenue declines from access line share loss. InterLATA long distance revenue was $260 million in the quarter, up from $77 million in the first quarter of 2003.

Total switched access lines declined 3.6 percent year-over-year. The access line decline was due to continued demand weakness, share loss and technology substitution. Retail residential lines declined 8.3 percent and retail business lines declined 4.8 percent. Small business lines declined 1.7 percent year over year, but grew nearly 2,000 lines sequentially. Large business lines declined
7.5 percent year-over-year.

UNE-P net adds grew to 301,000 during the first quarter. The quarterly increase was comprised of 267,000 residential lines, 28,000 business lines and 6,000 payphone lines. Despite intensity of retail losses, sequential off-net line loss held steady at 176,000 and excluding the impact of lines lost in the pay phone business, sequential off-net loss improved to 133,000 lines.

Switched access minutes of use increased 2.2 percent year-over-year due to the positive impact of unlimited long distance plans partially offset by access line loss.

Broadband and Data Services

Data revenues, of $1.1 billion, grew 0.2 percent compared to the first quarter of 2003. Data revenues represented 16.7 percent of total BellSouth normalized revenues and 23.9 percent of Communications Group revenues in the quarter. Retail data service revenue grew 13.3 percent over the first quarter of 2003, driven by DSL. Revenue from wholesale data transport services sold to other communications providers, including long distance companies and CLECs, declined
11.8 percent compared to the first quarter of 2003. The decline resulted from the extensive network grooming by inter-exchange carriers and by reduced business spending on technology.

BellSouth added 156,000 DSL customers in the first quarter compared to 101,000 in the first quarter of 2003, a 54.4 percent growth rate in quarterly adds. Total DSL customers of 1.62 million increased 44.2 percent over the first quarter of 2003. Penetration increased to 10.4 percent of qualified lines and
7.3 percent of total switched access lines.

BellSouth offers a broadband product to its mass-market customers in three speeds. The original version - BellSouth(R) FastAccess(R) DSL- runs at speeds of up to 1.5 megabits. In mid-2003, the company began offering a lower speed version - BellSouth(R) FastAccess(R) DSL Lite - running at speeds up to 256 kilobits. DSL Lite accounted for about 35 percent of first quarter gross additions. Earlier this month, the company began offering Fast Access DSL 3.0, delivering download speeds of up to 3.0 megabits and upload speeds of up to 384 kilobits. BellSouth's broadband offers are among the most competitive in its markets. With a qualifying BellSouth Answers package including Complete Choice and unlimited long distance, customers can buy FastAccess DSL 3.0 for as low as $44.95, FastAccess DSL for as low as $39.95 and FastAccess DSL Lite for as low as $24.95. Pricing varies by package.

Earlier this month BellSouth announced FastAccess(R) Business DSL Plus, giving businesses greater bandwidth for multi-user and high-speed applications. Business customers can get this service for as low as $59.95 per month for 36 months by selecting BellSouth Local and BellSouth Long Distance services, in addition to BellSouth FastAccess DSL.

BellSouth's broadband coverage reaches over 75 percent of its households and about 85 percent of its high-value customers. The company's targeted, market-driven deployment of DSL reaches nearly 1,500 central offices and over 15,000 remote terminals.

During the quarter, BellSouth announced that its first major deployment of public Wi-Fi networking in its region will be in Charlotte, North Carolina in the second quarter of 2004. BellSouth Internet customers will have free access to high-speed wireless data at approximately 100 public locations concentrated in the center city and surrounding suburbs. The objectives of the trial are to test business and consumer demand for public Wi-Fi, large scale deployment of a public Wi-Fi service and technical support of a Wi-Fi network.

In April, BellSouth announced that it is adding features and capabilities to its Managed VPN Service to better meet the data networking requirements of businesses. Managed Network VPN is a suite of IP-VPN connectivity solutions designed to support the remote access, intranet, Internet and extranet application needs of businesses and shifts responsibility for network integration and configuration of the WAN routing topology from the customer to the provider. The new features include additional access methods, a turnkey solution option, security and service level enhancements and the ability to integrate with the BellSouth Integrated Solutions portfolio.

BellSouth is consistently recognized for its state-of-the-art data network. As of March 31, BellSouth had over 4.8 million miles of fiber, nearly 26,000 SONET rings, over 1,000 broadband switches, more than 230 Dense Wave Division Multiplexing systems and over 50 points of presence on its regional IP backbone network. Approximately 85 percent of all BellSouth loops can support up to a 3 megabits downstream DSL rate and 50 percent can support up to 5 megabits. BellSouth leads its peer group with over 210 fiber miles per 1000 access lines. BellSouth has deployed fiber-to-the-curb facilities to about 1 million homes, demonstrating the company's commitment to network evolution.

[Graphic inserted here
DSL Customers
In thousands
1Q03 - 1,122
2Q03 - 1,225
3Q03 - 1,336
4Q03 - 1,462
1Q04 - 1,618]

Other Communications Group Revenues

Other Communications Group revenues declined 2.8 percent, primarily due to BellSouth's phase-out of its payphone business.

Expenses and Margins

Communications Group total operating expenses increased 2.4 percent year-over-year. Drivers of expense growth year-over-year were increased costs of providing retail long distance services, increases in customer acquisition costs and labor cost increases impacted by contract driven raises of about 5%, partially offset by lower force levels. These factors were partially offset by reduced uncollectible costs and, to a lesser degree, by the phase-out of the payphone business.

Depreciation and amortization expense declined 5.2 percent, primarily driven by declining capex spending since 2000. The operating margin was 25.6 percent, a 70 basis point decline from 2003 operating margins.

Service Excellence

BellSouth continues to differentiate itself from its competitors by providing the highest levels of customer satisfaction in the industry. During 2003, BellSouth received the highest ranking in J.D. Power and Associates 2003 Local Residential Telephone Service StudySM in the Southeast region. In addition, during 2003 BellSouth received its 10th straight No. 1 ranking among local telephone service providers in the American Customer Satisfaction Index (ACSI), marking a decade of distinction in customer service. Also, for the third consecutive year, BellSouth achieved the highest ranking in the Yankee Group's Technologically Advanced Family survey of overall satisfaction among residential customers - the third top ranking in 2003 for BellSouth in major studies of residential phone service.

In broadband, BellSouth received the highest ranking for business broadband data service providers for the second year in a row in the J.D. Power and Associates 2003 Major Provider Business Telecommunications Services StudySM.

Also in 2003, BellSouth's national directory assistance (NDA) was ranked highest among the industry's major local and long distance telecom providers, according to a recent semiannual industry survey of 11 directory assistance providers conducted by the Paisley group. BellSouth's NDA had the highest scores among local and long distance companies in both survey categories of "customer fulfillment" and "customer care."


Cingular Wireless


--------------------------------------------------------------------------------
Cingular's financial statements for 2004, 2003, and 2002 can be accessed at www.bellsouth.com/investor.
--------------------------------------------------------------------------------

Cingular's expansion of its customer base and operating discipline continued in the first quarter of 2004. Total revenues of $3.9 billion increased $304 million in the first quarter, representing an 8.4 percent increase year-over-year. Service revenues increased 4.8 percent to $3.6 billion during the first quarter of 2004. Strong customer growth drove the revenue increase. Net additions were 554,000 during the quarter, enabling Cingular to end the period with more than
24.6 million cellular/PCS customers. Brand strength and focused advertising initiatives helped Cingular generate 2.5 million gross additions in the first quarter, a 31.7 percent increase over the first quarter in 2003. Total data revenues of $137 million increased 30.5 percent year-over-year as more than 1.3 billion text messages were delivered during the quarter, almost double the volume over the same period last year.

Operating margins improved substantially during the quarter, rising 580 basis points sequentially to 14.2 percent of total revenues due to revenue growth, lower advertising expense, lower upgrade costs, lower cost per gross add and continued management of systems. Year-over-year, operating margins declined 550 basis points due to gross addition volume, increased subscriber upgrades, rising minute volumes, and higher network costs associated with augmented system coverage.

[Graphic inserted here
Cingular Wireless Customers
In millions
1Q03 - 22.1
2Q03 - 22.6
3Q03 - 23.4
4Q03 - 24.0
1Q04 - 24.6]

Churn improved 10 basis points sequentially to 2.7 percent but increased by 10 basis points when compared to the first quarter of 2003. Impacts from wireless local number portability, implemented November 24, 2003, were muted as port requests in the first quarter continued to be less than anticipated. Retail contract churn remained in the low 2 percent range in the first quarter. ARPUs declined 5.5 percent over first quarter 2003 due to lower access revenues, a decrease in roaming revenues, and implementation of the previously announced EITF accounting change that reclassified certain service revenues as product revenues. Cingular's ARPUs improved as the quarter progressed, increasing in March, compared to January and February levels. Pricing action on Cingular's Family Plans, strong sales of the higher-value GSM Nation Plans, and increased churn of lower ARPU subscribers all contributed to this improvement.

On February 17, 2004, Cingular Wireless announced a $41 billion bid for AT&T Wireless' outstanding equity. The combination of AT&T Wireless and Cingular would create the country's largest wireless network with more than 46 million subscribers and $32 billion in revenue, based on 2003 results. The companies' combined networks would cover 97 of the top 100 metropolitan statistical areas in the United States and would comprise the deepest domestic wireless spectrum portfolio in the market. The AT&T Wireless/Cingular merger will increase BellSouth's exposure to one of telecom's fastest growing segments. BellSouth's proportion of domestic wireless revenue increases from 23.5 percent of total normalized revenues in 2003 to the mid to high 30 percent range following a Cingular and AT&T Wireless combination. The AT&T Wireless acquisition will serve customers by improving network coverage and quality, enhancing customer care, and offering the voice and data services subscribers demand today and in the future.

Initial filings with both the DOJ and FCC were submitted in mid-March. BellSouth does not anticipate any delays in the review process or overall transaction timeline. Cingular and its parent companies have assembled a strong team to focus on merger preparation and implementation. The merger team has engaged an independent consultant who will develop integration plans on an arms-length basis analyzing opportunities within both operating entities. This effort will set the stage for quick and efficient implementation after closing, enabling early recognition of synergies. The independent team will address opportunities ranging from duplicate overhead to redundant distribution channels and network overlap.

Separate from the merger transaction, Cingular and AT&T Wireless agreed to allow their GSM customers to access each other's networks in a significant number of their respective markets. Referred to as home-on-home roaming, this agreement should enhance coverage and call quality at no incremental cost to Cingular's customers.

On April 8, 2004, Cingular and NextWave closed on the previously announced purchase of PCS licenses in 34 markets for $1.4 Billion. This deal improves Cingular's spectrum depth by providing licenses for approximately 83 million potential customers, primarily in markets covered by existing network operations, but also in new markets, including El Paso, Texas, Portland, Maine, and Hagerstown, Maryland. The NextWave acquisition was primarily funded by cash on Cingular's balance sheet with the remainder being financed with commercial paper. In addition to the NextWave transaction, Cingular improved its active footprint through deal closings with U.S. Unwired and Dobson Cellular.

The previously announced U.S. Unwired transaction closed on February 7, 2004. In exchange for $27.6 million in cash, Cingular acquired additional spectrum and operations in Texas, Arkansas, and Louisiana. The U.S. Unwired licenses covered
1.5 million potential customers in Cingular's existing markets, and 300,000 in new markets. The Dobson Cellular swap announced in October of last year, closed on February 17, 2004. This transaction strengthens Cingular's presence on Maryland's eastern shore, a key market for the company.

[Graphic inserted here
Cingular Wireless Operating Margins
Percent
1Q03 - 19.7%
2Q03 - 19.6%
3Q03 - 12.0%
4Q03 -  8.4%
1Q04 - 14.2%]

Cingular's GSM/GPRS overlay and associated EDGE rollout are nearing completion. At the end of the first quarter, 94 percent of Cingular's operational POPs resided in GSM/GPRS-covered areas. Cingular now expects 100 percent GSM/GPRS coverage by July of this year. With broader GSM/GPRS coverage and follow-on customer migration, Cingular will derive cost and quality benefits from the inherent efficiency advantages of GSM/GPRS over its legacy TDMA network. Cingular now has 53 percent of its base with GSM-capable phones, and drives 66 percent of customer minutes over its GSM assets. EDGE, Cingular's next-generation data services technology, covered 48 percent of potential customers within Cingular's operating areas in early April and is on pace for rollout in all markets by the third quarter of this year. EDGE provides data rate speeds of up to 170 kilobits per second and gives customers access to untethered internet browsing and multimedia messaging at near-broadband speeds.

Cingular announced two service initiatives in March that will give customers better and timelier information about their bills. The first, called Cingular Service Summary, provides customers an easy-to-understand representation of their first bill at the time of activation. This simulated bill has a summary of the customer's expected first-time and ongoing charges, color-coded coverage maps specific to the calling plan, and other details about the terms of service. The second, known as "*Star Services," allows customers to obtain personal account information over their wireless phone. By dialing the appropriate "star code," Cingular subscribers can have their current account balance and remaining minutes delivered to their handsets via short text messaging. *Star Service also gives customers the ability to pay their bills through an interactive voice response feature. These two initiatives are among several that Cingular plans to introduce throughout 2004 to improve service quality.


Domestic Advertising and Publishing


Revenues for the advertising and publishing group declined 3.2 percent quarter-over-quarter, primarily the result of the amortization of revenues from directories issued in the second half of 2003. BellSouth's advertising and publishing group reports its results using the deferral method of accounting, which recognizes revenues and direct expenses ratably over the life of a directory, generally 12 months. The decline in revenues from 2003 directories was driven primarily by the lingering effects of weak economic conditions in 2003 that affected the directory advertising environment and by continued competition. Operating expense decreased 4.7 percent compared to the same period in the prior year driven primarily by a $21 million reduction in uncollectible expense. The operating margin was 49.6 percent, an 80 basis point improvement year-over-year. Sequentially, revenues are down 7.7 percent and operating expenses are down 13.8 percent, primarily due to higher sales agency commissions in the fourth quarter.

With RealPages.com, BellSouth's online Yellow Pages service became the first Yellow Pages publisher to develop a one-stop, full service solution that provides businesses with an easy way to ensure they reach customers searching the Internet. Businesses can use the service to ensure that popular search engines have the business web site properly indexed with an accurate description so that the site shows up in search results that are relevant to potential buyers. Advertisers benefit not only from BellSouth's expertise in search engine marketing, but also from the company's unique offer of a click-through guarantee that they will reach consumers using search engines.


Discontinued Operations - Latin America


On March 8, 2004, BellSouth signed a definitive agreement with Telefonica Moviles, the wireless affiliate of Telefonica, S.A. to sell its interests in its 10 Latin American operations. The purchase price is based on a total enterprise value of the 10 Latin American companies of $5.85 billion. BellSouth will receive after tax cash proceeds of approximately $4.2 billion and reduce consolidated debt by $1.5 billion. (Effective with March 31, 2004 reporting, the $1.5 billion in Latin debt has been reclassified into Liabilities of Discontinued Operations).

The transaction is subject to due diligence, governmental approvals and other closing conditions. It is expected to close in stages as closing conditions are satisfied, with the final closing expected to occur in the second half of 2004. Due diligence is on schedule and is expected to be completed by April 30, 2004. The governmental approval process is underway with all filings expected to be completed by June 30, 2004. BellSouth expects to record a gain on the transaction based on the book value at closing.

Following generally accepted accounting principles (GAAP); the company's financial statements reflect results for the Latin American segment as Discontinued Operations. The operational results and other activity, including the gain that will be recognized upon disposition, associated with the Latin American segment are presented on one line item in the income statement separate from Continuing Operations. In addition, BellSouth will no longer include the results related to its Latin American segment in normalized results.

BellSouth's Latin America operations' consolidated customer additions for the first quarter were 954,000 up from 345,000 in the fourth quarter 2003. Operating revenues rose 33.0 percent year over year and 6.4 percent sequentially to $677 million in the first quarter. Latin America operating income more than doubled to $63 million when compared to the same period in 2003. Sequentially, operating income declined by 52.3 percent due to substantially higher gross additions and associated acquisition costs. BellSouth's largest Latin operation is in Venezuela. In February, the Venezuelan government re-established the official exchange rate at 1,920 Bolivars to the U.S. dollar, a 17 percent devaluation. BellSouth's Latin operations report one month in arrears, so the Venezuelan devaluation had minimal impact on first quarter results. The new exchange rate will negatively impact Venezuela's results for the remainder of the year.


Additional Details


Normalized Results

BellSouth's normalized revenue grew 2 percent relative to the first quarter of 2003. The year-over-year revenue growth was driven by 8.4 percent growth at Cingular, flat revenue in the Communications Group, and a 3.2 percent decline in the yellow pages group.

Total normalized operating expenses increased 5.3 percent in the quarter. Cost of services and products increased 10.1 percent, driven primarily by increased cost of goods for retail long distance services, increased Cingular gross adds, and labor cost increases impacted by contract driven raises of about 5 percent, partially offset by lower force levels. Selling, general and administrative expenses increased 4.3 percent due to increased customer acquisition costs offset by a decline in uncollectible expense. Depreciation and amortization expense declined 2.2 percent, primarily driven by declining wireline capex spending over the past three years, partially offset by increases in capex at Cingular.

Normalized interest expense decreased 16.6 percent driven by debt reduction in the past year and slightly lower interest rates. Net debt was down $6.4 billion in the past 12 months, to $7.8 billion, a 45.4 percent reduction. Net debt was improved by reclassifying the $1.5 billion in Latin debt at March 31, 2004 to "Liabilities of Discontinued Operations" in accordance with GAAP. Interest expense was also reduced by interest booked from a tax refund.

Capital expenditures for the first quarter were $635 million, an 8 percent increase compared to the first quarter of 2003. Capital expenditures as a percent of revenues was 12.8 percent.

[Graphic inserted here
Capex to Total Normalized Operating Revenue
Percent
1Q03 - 11.8%
2Q03 - 13.4%
3Q03 - 14.0%
4Q03 - 18.7%
1Q04 - 12.8%
(Capex and Normalized TOR both exclude domestic wireless)]


In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; (v) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations web site, www.bellsouth.com/investor.

Complete financial statements and the first quarter 2004 earnings press release can be accessed at BellSouth's web site, www.bellsouth.com/investor